EXHIBIT 23.2





                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors of
GrafTech International Ltd.



                  We consent to incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 (Registration No. 333-90370) of GrafTech International Ltd. (formerly known as UCAR International Inc.) of our report dated February 15, 2001 relating to the consolidated financial statements of UCAR International Inc. and Subsidiaries as of December 31, 2000 and for each of the years in the two-year period then ended which report appears in the UCAR International Inc. Annual Report on Form 10-K for the year ended December 31, 2001, and to the reference to our firm under the heading "Experts" in the prospectus.



                                  /s/ KPMG LLP


Nashville, Tennessee
January 31, 2003